Exhibit (a)(5)(B)

WC SACD Commences Tender Offer for All Outstanding Shares of Intersections Inc.

BURLINGTON, MA — November 29, 2018 — WC SACD One, Inc. (“WC SACD”), a newly formed joint venture entity of iSubscribed Inc. (“iSubscribed”), WndrCo Holdings, LLC (“WndrCo”), General Catalyst Group IX, L.P., and GC Entrepreneurs Fund IX, L.P. (together with General Catalyst Group IX, L.P., the “GC Funds”), today announced that WC SACD’s wholly-owned subsidiary, WC SACD One Parent, Inc. (“Parent”), has directed its own wholly-owned subsidiary, WC SACD One Merger Sub, Inc. (“Purchaser”), to commence its previously announced cash tender offer to purchase all of the issued and outstanding shares of common stock of Intersections Inc. (“Intersections”) (NASDAQ: INTX).

The tender offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 31, 2018, as amended by Amendment No. 1 thereto, dated as of November 28, 2018, by and among Parent, Purchaser, and Intersections (as amended, the “Merger Agreement”) and the Offer to Purchase, dated as of the date hereof, by Purchaser (the “Offer to Purchase”). Upon and subject to successful completion of the tender offer, stockholders of Intersections will receive $3.68 in cash for each share of Intersections common stock (the “Shares”) validly tendered and not validly withdrawn in the offer, without interest and less any applicable withholding tax. The $3.68 per Share tender offer price represents a 104.4% premium to the trailing average closing price of the Shares for the 30-day period and a 111.4% premium to the trailing average closing price of the Shares for the 90-day period, each ended on October 30, 2018, the last full trading day prior the announcement of the Merger Agreement. The transactions contemplated by the Merger Agreement, including the tender offer, have been unanimously recommended by a Special Committee of the Board of Directors of Intersections, comprised solely of independent and disinterested directors, and unanimously approved by the Board of Directors of Intersections.

The tender offer commencing today will expire at 5:00 p.m., New York City time, on December 28, 2018, along with related withdrawal rights, unless extended or earlier terminated in accordance with the Merger Agreement. There is currently no planned subsequent offering period, but Purchaser may, in its sole discretion, elect to provide a subsequent offering period in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended, following the acceptance for payment of the Shares in the offer.

The tender offer is subject to customary closing conditions, including the tender of a majority of the issued and outstanding Shares on a fully-diluted basis, and the tender of a majority of the issued and outstanding Shares held by stockholders other than Intersections’ directors, executive officers and rollover participants. Shares issuable upon conversion of Intersections’ senior convertible notes are disregarded for purposes of calculating the foregoing condition. The consummation of the offer is not subject to any financing contingency.

Certain stockholders of Intersections have entered into tender and support agreements with Parent under which such stockholders have committed to tender all of their Shares, other than the Shares they have agreed to rollover in the transaction. The Shares they have agreed to tender, together with the Shares they have agreed to rollover, not including the Shares issuable upon conversion of the senior convertible notes that they hold, represent approximately 49% of the outstanding Shares as of November 26, 2018.

Following, and subject to, successful completion of the tender offer, WC SACD intends to effect a second-step merger, pursuant to Section 251(h) of the Delaware General Corporation Law (the “DGCL”), for all of the remaining Intersections Shares at the same price per Share paid in the tender offer, without prior notice to, or any action by, any other stockholder of Intersections. The merger is expected to close during the first quarter of 2019, at which time Hari Ravichandran, the CEO and Founder of iSubscribed, is expected to assume the role of CEO of Intersections. It is also expected that shortly after the closing of the merger, subject to certain conditions, iSubscribed will be merged into WC SACD to combine businesses with Intersections.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase, the related Letter of Transmittal and certain other materials being filed today with the U.S. Securities and Exchange Commission (the “SEC”), and available at www.sec.gov. Purchaser is filing today with the SEC a Tender Offer Statement on Schedule TO, together with exhibits furnishing certain additional information with respect to the tender offer, and may file amendments thereto. Purchaser and certain other parties are also filing today a Transaction Statement on Schedule 13E-3 (including exhibits) furnishing certain additional information. In addition, Intersections is filing today with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 as well as a Transaction Statement on Schedule 13E-3, together with exhibits, setting forth the recommendation of Intersections’ Board of Directors with respect to the tender offer and the reasons for such recommendation and furnishing certain additional information.

D.F. King & Co., Inc. is acting as Information Agent for the tender offer and American Stock Transfer & Trust Company, LLC is acting as Depositary and Paying Agent in the tender offer. Requests for documents and questions regarding the tender offer may be directed to D.F. King & Co., Inc. by telephone, (212) 269-5550, or by email, INTX@dfking.com.

Advisors

PJ SOLOMON acted as lead financial advisor for iSubscribed. Gibson, Dunn & Crutcher LLP served as counsel to WC SACD, Ropes & Gray LLP served as counsel to the GC Funds, and McDermott Will & Emery LLP served as counsel to iSubscribed.

Kramer Levin Naftalis & Frankel LLP and Venable LLC served as counsel to Intersections. North Point Advisors LLC acted as independent financial advisor for the Special Committee of the Board of Directors of Intersections and Olshan Frome Wolosky LLP served as counsel to the Special Committee of the Board of Directors of Intersections.

Forward Looking Statements

This press release contains forward-looking statements in addition to historical information. When used in this press release, the words “can,” “will,” “intends,” “expects,” “believes,” and similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. All statements that address activities, events or developments that may occur in the future are forward-looking statements. These forward-looking statements relate to such matters as goals and expectations concerning the tender offer, merger, and related transactions, and business strategy. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements, including (i) uncertainties as to the timing of the closing of the tender offer and the subsequent merger; (ii) the risk that the tender offer may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of Intersections stockholders tendering their Shares in the tender offer; (iv) the possibility that competing offers or acquisition proposals for Intersections will be made; (v) the possibility that any or all of the various conditions to the consummation of the tender offer or the subsequent merger may not be satisfied or waived, including the failure to receive a majority of the Shares held by unaffiliated stockholders of Intersections in the tender offer; (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances that would require Intersections to pay a termination fee or other expenses; (vii) the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on Intersections’ ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (viii) risks related to diverting management’s attention from Intersections’ ongoing business operations; (ix) the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability; and (x) other factors as set forth from time to time in Intersections’ filings with the SEC, including without limitation its Form 10-K for the fiscal year ended December 31, 2017 and any subsequently filed Form 10-Qs. These factors, risks and uncertainties, as well as other risks and uncertainties that could cause actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are described in greater detail in the tender offer documents to be filed with the SEC by Purchaser and the solicitation and recommendation statement on Schedule 14D-9 to be filed by Intersections and other filings made by the parties from time to time with the SEC or materials incorporated herein or therein. Any forward-looking statements in this press release speak only as of the date hereof. Factors or events that affect the transactions or could cause Intersections’ actual results to differ may occur from time to time, and it is not possible for WC SACD, Parent, Purchaser, iSubscribed, WndrCo or the GC Funds to predict all of them. None of

WC SACD, Parent, Purchaser, iSubscribed, WndrCo or the GC Funds undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Additional Information

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities. A solicitation and offer to buy Shares of Intersections will be made only pursuant to an offer to purchase and related materials that Purchaser files with the SEC. Purchaser is filing today with the SEC a Tender Offer Statement on Schedule TO, together with exhibits furnishing certain additional information with respect to the tender offer, and may file amendments thereto. Purchaser is also filing today a Transaction Statement on Schedule 13E-3 (including exhibits) furnishing certain additional information. In addition, Intersections is filing today with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 as well as a Transaction Statement on Schedule 13E-3, together with exhibits, setting forth the recommendation of Intersections’ board of directors with respect to the tender offer and the reasons for such recommendation and furnishing certain additional information. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION / RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND THE TRANSACTION STATEMENTS ON SCHEDULE 13E-3, IN EACH CASE, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, WHICH STOCKHOLDERS AND OTHER INVESTORS SHOULD READ CAREFULLY BEFORE THEY MAKE ANY INVESTMENT DECISION WITH RESPECT TO THE TENDER OFFER. The Tender Offer Statement on Schedule TO, the Solicitation / Recommendation Statement on Schedule 14D-9 and the Transaction Statements on Schedule 13E-3 are being sent to, and will be available, free of charge to Intersections’ stockholders. Such materials (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov. or by directing requests for copies to D.F. King & Co., Inc.

Intersections files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Intersections at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Intersections’ filings with the SEC are also available to the public from the SEC at www.sec.gov.

MEDIA CONTACTS:

Lark-Marie Antón	Samantha Stark
Intrusta/iSubscribed	Ketchum
(781) 552-3259	(202) 835-9424
lark.anton@intrusta.com	samantha.stark@ketchum.com

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